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Exhibit 2.9

STRICTLY PRIVATE AND CONFIDENTIAL

March 10, 2006

The Toronto-Dominion Bank
66 Wellington Street West
Toronto Dominion Bank Tower, 10th Floor
Toronto, Ontario
M5K 1A2

Attention: Riaz Ahmed

Dear Sirs:

        This letter sets out the terms and conditions on which The Toronto-Dominion Bank (the "Company") has engaged TD Securities Inc. ("TDSI") and TD Securities (USA) LLC ("TD USA" and with TDSI, "TD Securities" or "Dealer Managers"), as soliciting dealer managers in Canada and the United States with respect to an offer (the "Offer") to purchase all of the outstanding common shares (the "Shares") of VFC Inc. (the "Target") including any Shares that may become issued and outstanding after the date of this Offer upon the exercise of any existing options, warrants or other rights of the Target, on the basis of, for each Share, (a) $19.50 in cash; or (b) $0.05 in cash and a number of common shares of the Company ("TD Shares") equal to the quotient obtained by dividing $19.45 by the volume weighted average trading price of the TD Shares on the Toronto Stock Exchange (the "TSX") over the five business days ending one business day before the Expiry Time; or (c) any combination of the foregoing.

        TD Securities understands that the Offer will be made in accordance with the terms and conditions set out in the offer and circular (the "Offer and Circular") and the letter of acceptance and transmittal (the "Letter of Transmittal") and notice of guaranteed delivery (the "Notice of Guaranteed Delivery") to be used by holders tendering Shares pursuant to the Offer, as the same may be amended (collectively, the "Offering Documents").

1.     Services

        TD Securities will provide information and solicitation services customary of a dealer manager in the context of an offer.

        In connection therewith, in Canada, TDSI will form a group (the "Soliciting Dealer Group") which will include TDSI and other members of the Investment Dealers Association of Canada and members of the Toronto Stock Exchange and the TSX Venture Exchange who will be invited to solicit acceptances of the Offer from holders of Shares resident in Canada (each such member of the Soliciting Dealer Group shall be referred to as a "Soliciting Dealer").

        TD Securities will (and TDSI will use its reasonable efforts to cause other members of the Soliciting Dealer Group to) perform the services hereunder in compliance with Applicable Legislation (as hereinafter defined).

2.     Offering Documents

        The Company will complete the preparation of the required documents, including the Offering Documents, and fulfil all legal requirements to enable the Offer to be made to the holders of Shares in accordance with the provisions of the applicable corporate and securities legislation and regulations of all provinces and territories of Canada and the policies, rules and other instruments of each of the Canadian securities regulators (collectively, the "Applicable Legislation").

        The Company represents and warrants to TD Securities that, as at the date of mailing of the Offering Documents to the holders of Shares, such documents comply and will comply with the Applicable Legislation and do not and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

        The Company agrees that, at its expense, it will deliver to TD Securities as soon as reasonably possible as many copies of the Offering Documents as TD Securities may reasonably request and a duplicate copy of the list of the names and addresses of the shareholders of the Target (including the Canadian Depositary for Securities book-based sub-list) in such form(s) as reasonably requested by the Dealer Managers, and will arrange for CIBC Mellon Trust Company (the "Depositary") to provide representatives designated by TD Securities with a daily record of the number of Shares deposited under the Offer in accordance with the terms of the Depositary Agreement between the Company and the Depositary dated March 10, 2006.

3.     Fees

        For its services hereunder, the Company agrees to pay a solicitation fee of $0.10 for each Share deposited or tendered to the Offer, payable to the member of the Soliciting Dealer Group whose name appears on the Letter of Transmittal so executed, provided that the solicitation fee in respect of any single beneficial owner of Shares shall not be less than $85 and shall not be more than $1,500 and that where the Shares deposited and registered in a single name are beneficially owned by more than one person, the $85 minimum and $1,500 maximum amounts will be applied separately in respect of each such beneficial owner, provided that no fee will be payable in respect of any Shares deposited from a beneficial holder of fewer than 200 Shares. The Company will require a member of the Soliciting Dealer Group to furnish evidence of such beneficial ownership satisfactory to the Company at the time of deposit. The Company will not be required to pay a solicitation fee (i) to more than one member of the Soliciting Dealer Group in respect of any beneficial owner of Shares or (ii) to TDSI or any other member of the Soliciting Dealer Group in respect of any Shares deposited by holders pursuant to the lock-up agreements dated February 15, 2006 between the Company and certain securityholders of VFC (being, the "Sellers" as defined in the Offer and Circular). Each member of the Soliciting Dealer Group will be paid on account of such fees as soon as practicable after Shares are taken up and paid for under the Offer. No solicitation fees will be payable if the Offer is not completed or in respect of Shares which, for any reason, are not taken up and paid for under the Offer.

        Subject to the foregoing, a member of the Soliciting Dealer Group shall be entitled to the solicitation fee if such member's name appears in the appropriate place on the Letter of Transmittal. The Depositary shall have the discretion to waive or determine any such fee in the event of any dispute over any matter relating thereto.

        The Company will reimburse TD Securities for all reasonable out-of-pocket expenses incurred by TD Securities in entering into and performing this agreement, including but not limited to travel and communication expenses, the cost of any advertisement regarding the Offer approved by the Company, database service expenses, courier charges, the reasonable fees and disbursements of counsel and any other advisors retained by TD Securites with the consent of the Company, such consent not to be unreasonably withheld.

        All or part of the amounts payable under this paragraph may be subject to the federal Goods and Services Tax ("Tax"). Where Tax is applicable, an additional amount equal to the amount of Tax owing will be charged to the Company.

        TD USA shall receive no fees from the Company for performing any of its services hereunder.

4.     Notification of Changes or Investigations

        The Company agrees that:

  (a)
  subject to the terms of the Offer, if during the term of the Offer, the Company receives notice of any fact or matter that would require the making of any amendment, variation, change, supplement or revision to the Offering Documents under Applicable Legislation (hereinafter referred to as an "Amendment"), it will:

  (i)
  promptly notify TD Securities of such fact or matter;

  (ii)
  promptly prepare, file and deliver in accordance with Applicable Legislation an appropriate Amendment;

  (iii)
  furnish TD Securities with two copies of the Amendment prior to the Company mailing such Amendment; and

  (iv)
  as soon as available, furnish TD Securities with such numbers of copies of the Amendment as TD Securities may reasonably request for purposes of the Soliciting Dealer Group and to allow TD Securities to supply copies to holders of Shares as requested;

  (b)
  it will inform TD Securities, promptly after it receives notice thereof during the period of the Offer:

  (i)
  of any request by any regulatory administrative or other governmental or public body or authority or any court of any jurisdiction or any securities exchange for:

  (A)
  an Amendment; or

  (B)
  any material additional written information relating to the Offering Documents; and

  (ii)
  of the issuance of any cease trading, stop order or restraining order or of the initiation or threat of initiation of any proceedings, litigation or investigation with respect to the Offer before any regulatory, administrative or other governmental or public body or authority or any court.

5.     Costs of the Offer

        The Company agrees to pay all costs in connection with the Offer, including the costs of preparation, printing and delivery of the Offering Documents.

6.     No Collateral Representation by Dealer

        TD Securities will not, and TDSI will obtain a written covenant from each member of the Soliciting Dealer Group that it will not, make any representation or statement concerning or pertaining to the Company, or the Offer, other than the representations and statements contained in the Offering Documents.

7.     Authority of TDSI

        The Company will be entitled to act on any notice, request, direction, consent, waiver, extension or other communication given or agreement entered into, by TDSI on behalf of the members of the Soliciting Dealer Group with respect to the services provided hereunder and the Offer.

8.     Term of Engagement

        TD Securities will act for the Company as provided in this agreement until the earliest of the completion of the Offer, the termination of TD Securities' engagement by the Company upon written notice to TD Securities and ten months from the date of this agreement, provided that the Company's obligations to indemnify, to pay any amounts due to TD Securities pursuant to this agreement including fees, expenses and Tax and to maintain the confidentiality of TD Securites' advice and opinions shall survive the completion of TD Securities' engagement hereunder, any withdrawal or termination of the Offer or the expiry or other termination of this agreement. In addition, representations and warranties provided by the Company in connection with this agreement shall remain in full force and effect.

9.     Indemnification

        The Company hereby agrees to indemnify TD Securities in accordance with Schedule A hereto, which Schedule forms part of this agreement and the consideration for which is the entering into of this agreement. Such indemnity (the "Indemnity") shall be executed and delivered to TD Securities on the execution of this agreement and shall be in addition to, and not in substitution for, any liability which the Company or any other person may have to TD Securities or other persons indemnified pursuant to the Indemnity apart from such Indemnity. The Indemnity shall apply to all services contemplated herein.

10.   Confidentiality

        TD Securities will treat, and will use its best efforts to cause each member of the Soliciting Dealer Group to treat, as confidential any information made available to it concerning or pertaining to the Target or the Company which is not contained in the Offering Documents or otherwise publicly disclosed.

        The advice or opinions of TD Securities, including any background or supporting materials or analysis, shall not be publicly disclosed or referred to or provided to any third party by the Company without the prior written consent of TD Securities.

11.   Acknowledgement of Securities Activities

        The Company acknowledges that TD Securities is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and financial advisory services and that in the ordinary course of its trading and brokerage activities, TD Securities and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of the Company, the Target or any other company that may be involved in a transaction with the Target or related derivative securities.

        TD Securities acknowledges its responsibility to comply with applicable securities laws as they relate to trading securities with knowledge of a material fact or a material change that has not been generally disclosed.

        Further, TD Securities has internal procedures which provide for the placing of relevant securities on a "restricted list" and for restrictions on trading by TD Securities and its investment banking personnel for their own account in accordance with such procedures.

12.   Publicity

        Subject to section 3 and provided that TD Securities is not in breach of any material provision hereof, the Company acknowledges and agrees that TD Securities may make public its involvement with the Company, including the right of TD Securities at its own expense to place advertisements describing its services to the Company in financial, news or business publications. Furthermore, if requested by TD Securities, the Company shall include a mutually acceptable reference to TD Securities in any press release or other public announcement made by the Company regarding the matters described in this agreement.

13.   Notice

        Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a business day, if not the next succeeding business day) unless actually received after 4:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

        The address for service for each of the parties hereto shall be as follows:

To the Company:	The Toronto-Dominion Bank 12th Floor, Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, Ontario M5K 1A2
Attention: Christopher A. Montague, Executive Vice President and General Counsel Facsimile: (416) 982-6166
To TD Securities:	The Toronto-Dominion Bank 8th Floor, Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, Ontario M5K 1A2
Attention: William E. Quinn, Managing Director Facsimile: (416) 308-0182

        Either party may at any time give notice in writing to the other party of the change of its address for the purpose of this Section 13.

14.   Other Matters

        This agreement incorporates the entire agreement between the parties with respect to the subject matter of this agreement, and may not be amended or modified except in writing. This agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario. All financial references in this agreement are to Canadian dollars unless otherwise indicated. If any provision hereof shall be determined to be invalid or unenforceable in any respect such determination shall not affect such provision in any other respect or any other provision hereof. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this agreement. Unless otherwise defined herein, terms which are used in this agreement which are defined in the Securities Act (Ontario) shall have the meaning set forth therein for the purposes of this agreement. This agreement may be executed in one or more facsimile counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document.

15.   Acceptance

        Please confirm that the foregoing is in accordance with the Company's understanding by signing and returning the attached duplicate copy of this letter, which shall thereupon constitute a binding agreement between the Company and TD Securities.

        Yours very truly,

TD SECURITIES INC.
By:	/s/ WILLIAM E. QUINN Name: William E. Quinn Title: Managing Director
TD SECURITIES (USA) LLC
By:	/s/ PETER VAN DE NORTH Name: Peter Van de North Title: Vice President

Accepted and agreed to as of the 10th day of March, 2006

THE TORONTO-DOMINION BANK
By:	/s/ RIAZ AHMED Name: Riaz Ahmed Title: Senior Vice President, Corporate Development

SCHEDULE A
INDEMNITY

        In connection with the engagement of TD Securities Inc and TD Securities (USA) LLC (the "Dealer Managers") pursuant to the attached engagement agreement dated March 10, 2006 between The Toronto-Dominion Bank (the "Indemnitor") and the Dealer Managers (the "Agreement"), the Indemnitor agrees to indemnify and hold harmless the Dealer Managers and any of the Soliciting Dealers (as defined in the Agreement) and their respective affiliates, their respective employees, directors, officers, partners, agents and each other person, if any, controlling the Dealer Managers or any Soliciting Dealer or any of their respective affiliates (collectively, the "Indemnified Parties" and individually, an "Indemnified Party"), to the full extent lawful, from and against any and all expenses, losses, claims, actions, damages and liabilities, joint or several (including, without limitation, the reasonable fees and disbursements of counsel and the aggregate amount paid in reasonable settlement of any actions, suits, proceeding, investigation or claim that may be made or threatened against any Indemnified Party but not including any amount for lost profits) to which any Indemnified Party may become subject or otherwise insofar as such expenses, losses, claims, actions, damages or liabilities relate to, are caused by, result from, arise out of or based upon, directly or indirectly:

  (i)
  any actual or alleged misrepresentation or any actual or, alleged untrue, inaccurate or misleading statement of any material fact or alleged material fact contained in any of the Offering Documents, or in any amendment or supplement thereto; or

  (ii)
  any omission or alleged omission to state in any such document any material required or alleged to be required to be stated therein or necessary to make any statement therein, in light of the circumstances under which it is made, not misleading; or

  (iii)
  any material breach by the Company of any of the representations, warranties, covenants or agreements or any other terms or conditions of the Agreement; or

  (iv)
  any actual failure by the Company to comply in all material respects with the Applicable Legislation in connection with the Offer; or

  (v)
  any withdrawal or termination of the Offer in contravention of the Applicable Legislation.

        Notwithstanding the foregoing, or anything hereinafter provided for, this indemnity (including without limitation, the provisions for contribution and payment for legal fees and other costs hereinafter provided for), shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that such expenses, losses, claims, actions, damages or liabilities to which the Indemnified Party may be subject were directly caused by the negligence, dishonesty, fraud or willful misconduct of the Indemnified Party or breach of the provisions of the Agreement or of the Applicable Legislation by the Indemnified Party. Defined terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.

        The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or the Dealer Managers or any other Indemnified Party by a governmental commission or regulatory authority, or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or the Dealer Managers or any other Indemnified Party and the Dealer Managers or such other Indemnified Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the Agreement, the engagement of the Dealer Managers thereunder, or the performance of professional services rendered to the Indemnitor by the Dealer Managers thereunder, the reasonable costs (including an amount to reimburse the Indemnified Party for time spent by its, or any of its affiliates', directors, officers, employees, partners or agents (collectively "Personnel") in connection therewith) at their normal per diem rates and out-of-pocket expenses incurred by its Personnel in connection therewith shall be reimbursed by the Indemnitor as soon as practicable after such costs or expenses are incurred.

        Promptly after receiving notice of an action, suit, proceeding or claim against the Dealer Managers or any other Indemnified Party or receipt of notice of the commencement of any investigation which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Dealer Managers will notify the Indemnitor in writing of the particulars thereof, will provide copies of all relevant documentation to the Indemnitor and, unless the Indemnitor assumes the defence thereof, will keep the Indemnitor advised of the progress thereof and will discuss all significant actions proposed. The omission to notify the Indemnitor shall not relieve the Indemnitor of any liability which the Indemnitor may have to the Dealer Managers or any other Indemnified Party except only to the extent that any such delay in or failure to give notice as herein required materially prejudices the defence of such action, suit, proceeding or claim or results in any material increase in the liability which the Indemnitor would otherwise have under this indemnity had the Dealer Managers not so delayed in or failed to give the notice required hereunder.

        The Indemnitor will, if requested by any Indemnified Party, at its own expense, participate in and will have the right to, or to the extent requested by any Indemnified Party shall, assume the defence of any action, suit, proceeding or claim against the Dealer Managers or any other Indemnified Party, provided such defence is conducted by experienced and competent counsel reasonably acceptable to the Dealer Managers or other Indemnified Party. If such defence is assumed by the Indemnitor, the Indemnitor throughout the course thereof will provide copies of all relevant documentation to the Dealer Managers, will keep the Dealer Managers advised of the progress thereof and will discuss with the Dealer Managers all significant actions proposed.

        Notwithstanding the foregoing paragraphs, any Indemnified Party shall have the right to employ counsel of such Indemnified Party's choice, in respect of the defence of any action, suit, proceeding, claim or investigation (or any legal proceeding brought against the Dealer Managers or any other Indemnified Party by a governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign) that has not been assumed by the Indemnitor within ten (10) days after receiving notice of such action, suit, proceeding, claim or investigation and, in such case, the Indemnitor shall be obliged to pay the reasonable fees and expenses of counsel to the Indemnified Party. If the Indemnitor has assumed the defence of any such action, suit, proceeding, claim or investigation, the Indemnitor shall only be obliged to pay the reasonable fees and expenses of counsel to the Indemnified Party if: (i) the employment of such counsel has been authorized by the Indemnitor; or (ii) counsel retained by the Indemnitor or the Indemnified Party has advised the Indemnified Party and the Indemnitor that representation of both parties by the same counsel would be inappropriate because there may be legal defences available to the Indemnified Party which are different from or in addition to those available to the Indemnitor (in which event and to that extent, the Indemnitor shall not have the right to assume or direct the defence on the Indemnified Party's behalf) or that there is or may be a conflict of interest between the Indemnitor and the Indemnified Party (in which event the Indemnitor shall not have the right to assume or direct the defence on the Indemnified Party's behalf); provided however, that the Indemnitor shall not, in connection with any action, suit, proceeding, investigation or claim in the same jurisdiction, be responsible for the fees and disbursements of more than one legal firm for all Indemnified Parties.

        No admission of liability and no settlement of any action, suit, proceeding, claim or investigation shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld. No admission of liability shall be made and the Indemnitor shall not be liable for any settlement of any action, suit, proceeding, claim or investigation made without its consent, such consent not to be unreasonably withheld.

        The Indemnitor hereby acknowledges that the Dealer Managers will act as trustee for the Indemnified Parties of the Indemnitor's convenants under this indemnity with respect to such persons and the Dealer Managers agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

        The Indemnitor agrees to waive any right it may have of first requiring any Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity.

        The indemnity and contribution obligations of the Indemnitor hereunder shall be made in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Indemnified Parties and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Dealer Managers and any other Indemnified Party. The foregoing provisions shall survive the completion of professional services rendered under the Agreement or any termination of the authorization given by the Agreement.

        Dated as of the 10th day of March, 2006.

THE TORONTO-DOMINION BANK
By:	/s/ RIAZ AHMED Name: Riaz Ahmed Title: Senior Vice President, Corporate Development
TD SECURITIES INC.
By:	/s/ WILLIAM E. QUINN Name: William E. Quinn Title: Managing Director
TD SECURITIES (USA) LLC
By:	/s/ PETER VAN DE NORTH Name: Peter Van de North Title: Vice President

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SCHEDULE A INDEMNITY